Exhibit 99.1

3756 Central Avenue	NEWS RELEASE
Riverside, CA 92506
(951) 686-6060

PROVIDENT FINANCIAL HOLDINGS
ANNOUNCES CFO APPOINTMENT

Riverside, Calif. – May 12, 2025 – Provident Financial Holdings, Inc. (“Company” or “Provident”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank” or “Provident”), today announced that Peter C. Fan has been appointed Senior Vice President, Chief Financial Officer, and Corporate Secretary of the Company and the Bank, effective May 12, 2025.  Mr. Fan most recently served as Senior Vice President – Director of Finance and Treasury at Royal Business Bank since February 2024 and prior to that, as Senior Vice President – Finance at Pacific Western Bank from April 2014 to February 2024.

President and Chief Executive Officer Donavon P. Ternes commented, “I am pleased to announce the newest member of Provident’s senior management team and extend a warm welcome to Mr. Fan.  Peter brings a wealth of financial leadership experience – acquired throughout his banking career particularly with strategic corporate initiatives, liquidity and capital planning, asset-liability management, budgeting, and forecasting.  Peter, together with his colleagues at Provident, will continue our community banking focus which has served our local customers and communities very well for many years.”

Mr. Fan’s educational background includes a Master of Business Administration from the University of California at Los Angeles and a Bachelor of Science in Accounting from the University of Southern California.  Mr. Fan is also a Certified Public Accountant in California (Inactive).

About Provident

With over $1.3 billion in total assets and 13 retail banking centers, Provident is the largest independent community bank headquartered in Riverside County, California, and has been serving the financial needs of its community since 1956.  Provident’s community banking operations primarily consist of accepting deposits from customers and businesses within the communities surrounding its full-service offices and investing those funds in single-family, multi-family, commercial real estate, construction, commercial business, consumer, and other loans.

Safe-Harbor Statement

Certain matters in this News Release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may relate to, among others, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide range of factors including, but not limited to, the general business environment, interest rates, the California real estate market, competitive conditions between banks and non-bank financial services providers, regulatory changes, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2024.

Contact:	Donavon P. Ternes
President and
Chief Executive Officer